Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Brendan Riley briley@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2026 THIRD QUARTER RESULTS
Raises Full-Year Fiscal 2026 Outlook on Organic Net Sales and Adjusted Profitability, Reflecting Strong Year-to-Date Results:
–Double-Digit Net Sales Growth in Fragrance
–Net Sales Growth in Three of Four Geographic Regions, Led by Mainland China
–Beauty Reimagined Execution on Track, PRGP Ahead of Expectations

Shares Preliminary View on Fiscal 2027:
–Net Sales Growth of 3% to 5%; Adjusted Operating Margin of 12.5% to 13.0%

New York, May 1, 2026 - The Estée Lauder Companies Inc. (NYSE: EL) today reported its financial results for the third quarter ended March 31, 2026.

“Our third quarter results extend strong year-to-date performance, driven by Beauty Reimagined,” said Stéphane de La Faverie, President and CEO. “In the first nine months of fiscal 2026, organic sales for Fragrance rose double-digits, while three of four regions grew, led by high single-digit growth in Mainland China where we outperformed prestige beauty to gain share. With momentum across all five action plan priorities of Beauty Reimagined, today we raised our fiscal 2026 outlook, now expecting organic sales growth at the high-end of the prior range and adjusted operating margin expansion to approach 300 basis points, bolstered in part by adjusted gross margin expansion.”

de La Faverie emphasized, “Fiscal 2026 is promising to be the pivotal year we intended, one in which we restore organic sales growth and expand our adjusted operating margin for the first time in four years. Looking ahead to fiscal 2027, we are confident in our improving trajectory and realizing the benefits of One ELC, especially its One Operating Ecosystem which will be fully deployed. Our preliminary view is to accelerate organic sales growth and for adjusted operating margin to approach 13%, albeit in an uncertain geopolitical and macroeconomic environment.”

FISCAL 2026 THIRD QUARTER SELECT FINANCIAL RESULTS (unaudited)1,2,3

	Three Months Ended March 31		Percentage Change
($ in millions, except per share data)	2026	2025
Net Sales	$3,712	$3,550	5%
Organic Net Sales, Non-GAAP[1,2]	$3,611	$3,550	2%

Other Financial Results:
Gross Profit	$2,836	$2,661	7%
Gross Margin	76.4%	75.0%
Adjusted Gross Profit, Non-GAAP[1,3]	$2,836	$2,661	7%
Adjusted Gross Margin, Non-GAAP[1,3]	76.4%	75.0%

Operating Income	$249	$306	(19)%
Operating Margin	6.7%	8.6%
Adjusted Operating Income, Non-GAAP[1,3]	$557	$403	38%
Adjusted Operating Margin, Non-GAAP[1,3]	15.0%	11.4%

Diluted Net Earnings Per Common Share	$.24	$.44	(45)%
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[1,3]	$.91	$.65	40%

•As Reported Net sales increased 5% to $3.7 billion. Organic net sales increased 2%.
•As Reported and Adjusted Gross margin expanded 140 basis points, to 76.4% from 75.0%, reflecting net benefits from the Company’s Profit Recovery and Growth Plan (“PRGP”), which helped to offset the unfavorable impacts from incremental tariffs and inflation. This also reflects a favorable comparison to the prior-year period—which included an in-period charge for under-absorbed manufacturing overhead costs—as well as improved sales leverage.
•As Reported Operating margin contracted 190 basis points, to 6.7% from 8.6% in the prior-year period, reflecting the increase in restructuring and other charges of $127 million as well as the unfavorable impact of an $84 million loss contingency, net of the estimated probable insurance recoveries, related to a potential settlement of a securities class action recorded in the fiscal 2026 third quarter. Adjusted Operating margin expanded 360 basis points, to 15.0% from 11.4%, driven by gross margin expansion and operating leverage, including net benefits from the Company’s PRGP—which helped to reduce non-consumer-facing expenses, despite a more normalized level of employee incentive costs, and provided funding for increased consumer-facing investments4.
•Effective tax rate was 50.3%, compared with 34.0% in the prior-year period. The increase was primarily driven by the estimated unfavorable impact of recently enacted U.S. tax legislation. Adjusted effective tax rate was 31.8%, compared with 30.8%.

1See pages 20 - 22 for reconciliation between GAAP and Adjusted Non-GAAP measures.
2Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis.
3Adjusted Non-GAAP measures are calculated based on Net Sales adjusted only for Returns associated with restructuring and other activities.
4Consumer-facing investments includes co-operative advertising, selling, advertising and promotional expenses, as well as store operating costs.

•As Reported Diluted net earnings per common share decreased to $.24, or 45%, compared with $.44 in the prior-year period. Adjusted diluted net earnings per common share increased to $.91, or 40%, compared with $.65. The disruptions to the Company’s business from the conflict in the Middle East had a dilutive impact to fiscal 2026 third quarter reported and adjusted diluted net earnings per common share of $.01 and $.02, respectively.
•For the nine months ended March 31, 2026:
◦Net cash flows provided by operating activities increased to $1.2 billion, an improvement compared to $0.7 billion in the prior-year period, primarily reflecting higher net earnings, excluding non-cash items. The improvement also reflects the favorable change in operating assets and liabilities, despite the increase in restructuring payments.
◦Capital expenditures decreased to $306 million from $395 million in the prior-year period, reflecting the Company’s strategic focus on prioritizing consumer-facing investments to fuel growth while optimizing its overall investments.
◦Free Cash Flow5 was $891 million, compared with $276 million in the prior-year period, reflecting strong cash flows from operations as well as the timing of capital expenditures. The Company continues to focus on improving Free Cash Flow through operational efficiencies and the optimization of its investments.
◦The Company paid $300 million in deferred consideration associated with the fiscal 2023 acquisition of the TOM FORD brand—which includes a $150 million early payment made in the fiscal 2026 third quarter for an obligation originally due in July 2026—and $381 million in Dividends.
5Free Cash Flow is defined as net cash flows from operating activities less capital expenditures. See page 24 for the reconciliation between GAAP and Adjusted Non-GAAP measures.

BEAUTY GAINS AND OPERATIONAL HIGHLIGHTS6
•Achieved prestige beauty share gains for the fiscal 2026 third quarter in some key markets:
◦Mainland China: the Company estimates it outperformed prestige beauty for the third consecutive quarter of fiscal 2026, driven by brands including La Mer, TOM FORD, Le Labo and The Ordinary
◦Japan: Share gains overall, owing to Makeup and led by M·A·C
◦Korea: Share gains in Makeup, driven by M·A·C and Clinique
◦U.S.7: Volume share gains, driven by every category. The Ordinary gained value share in Skin Care, while Clinique, M·A·C, Bobbi Brown Cosmetics, and Estée Lauder gained value share in Makeup and the Company delivered value share gains in Hair Care.
◦Western Europe: Share gains in Fragrance in France and Spain, in Skin Care in Germany, and in Hair Care in the U.K.
•Launched breakthrough, on-trend and commercial innovations:
◦Estée Lauder released Revitalizing Supreme+ Sculpting Face Serum—a firming serum for the face and neck—in January 2026 and debuted its next-generation of Double Wear Stay-in-Place Longwear Matte Foundation in February 2026, featuring longer wear, more shades, and skin-care benefits and supported by the global “Made for More” commercial innovation
◦La Mer extended its Night Collection with The NEW Rejuvenating Night Eye Cream—powered by the brand’s proprietary ingredient complex to target multiple signs of visible eye aging—in March 2026
◦M·A·C reinforced its position in matte lip innovation with Powder Kiss Hazy Matte Lipstick and captured the multi-use makeup trend with Powder Kiss Lip + Cheek Mousse, both launched in January 2026
◦TOM FORD launched Figue Érotique Eau de Parfum, expanding its well-loved Audacious Fruits collection in January 2026; further fueled its momentum in cushion foundation in Asia with Architecture Radiance Hydrating Foundation launched in March 2026; and relaunched its iconic Runway Eye Color Quad with newly elevated modern luxury packaging in March 2026
◦KILIAN PARIS launched Her Majesty in January 2026, broadening the brand’s olfactory range with its first chypre scent
◦BALMAIN Beauty debuted Destin de Balmain Eau de Parfum, marking the brand’s entrance into prestige fragrance with a refillable, bold floral-fruity scent in March 2026
◦Jo Malone London launched a commercial innovation with the “Two Sisters, One Perfect Pear” campaign, spotlighting the English Pear & Freesia and English Pear & Sweat Pea scents, in March 2026
◦Expanded consumer coverage:
◦Continued expansion on:
6Since the Company’s last earnings announcement, including some previously disclosed.
7Source, excluding direct-to-consumer data: Circana, LLC, US Prestige Beauty Total Department/Specialty, Dollar Share Growth of Corporation, three-months ended March 31, 2026.

▪Amazon from January 2026 through April 2026, with a total portfolio of 12 brands across 10 markets
▪TikTok Shop from January 2026 through April 2026, with a total portfolio of 12 brands across seven markets
◦Amplified specialty-multi distribution, with M·A·C’s launch in select U.S. Sephora locations as well as online and in Sephora at Kohl’s in March 2026
◦Announced in March 2026 that the Company has entered into an agreement, subject to regulatory approvals, to acquire the remaining interest in Forest Essentials, the Indian beauty brand grounded in the science of modern Luxurious Ayurveda
◦Broadened Fragrance distribution, including four net new freestanding stores opened globally in the fiscal 2026 third quarter, led by Le Labo and TOM FORD, and 27 net new freestanding stores opened globally for the nine months ended March 31, 2026, led by Le Labo and Jo Malone London
•Reimagined the way the Company works, strategically leveraging leading external organizations to advance its organizational transformation and fully establishing its One ELC operating model:
◦Announced its strategic partnership with Shopify Inc. in October 2025 to modernize its digital technology infrastructure and deliver best-in-class omnichannel consumer experiences; the Company’s first store—a TOM FORD freestanding store—went live in the United Kingdom in January 2026, followed by two brand.com sites going live in the U.S. in March 2026
◦Entered into a global strategic agreement with Accenture in November 2025 for Enterprise Business Services in connection with the transformation of its global operating model
◦Announced the appointment of WPP as the Company’s first global media partner in April 2026, establishing a unified, enterprise-led approach to media buying designed to enable greater scale and precision
◦Continued to deliver the PRGP ahead of expectations, and for fiscal 2027: i) actions still planned to be substantially completed and ii) a vast majority of the full run-rate benefits still expected to be realized during the fiscal year. Including approvals through April 29, 2026, the Company increased the size of the restructuring program component of the PRGP, with approvals for specific initiatives, in total, still expected to be completed by the end of fiscal 2026. See the PROFIT RECOVERY AND GROWTH PLAN (“PRGP”) section for more information.
•Other items:
◦In April 2026, the Company reached an agreement in principle to settle the consolidated securities class action litigation in the U.S. District Court for the Southern District of New York alleging violations of the Securities Exchange Act of 1934. The Company recorded an $84 million loss contingency, net of estimated insurance recoveries, in its fiscal 2026 third-quarter consolidated statements of earnings (loss).
◦Announced in April 2026 the Company’s minority investment in 111Skin, a luxury skin care brand, with proprietary formulas designed to support skin repair and resilience at the cellular level

FISCAL 2026 THIRD QUARTER RESULTS BY PRODUCT CATEGORY AND BY REGION

Results by Product Category (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2026	2025	Reported Basis
Skin Care	$1,856	$1,807	3%	(3)%	—%	$444	$361	23%
Makeup	1,072	1,035	4	(3)	—	(3)	14	(100+)
Fragrance	628	557	13	(3)	10	21	32	(34)
Hair Care	128	126	2	(2)	—	(5)	(13)	62
Other	28	25	12	—	12	16	9	78
Subtotal	$3,712	$3,550	5%	(3)%	2%	$473	$403	17%
Returns/charges associated with restructuring and other activities	—	—				(224)	(97)
Total	$3,712	$3,550	5%	(3)%	2%	$249	$306	(19)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities						224	97
Skin Care - Securities class action litigation settlement						27	—
Makeup - Securities class action litigation settlement						35	—
Fragrance - Securities class action litigation settlement						13	—
Hair Care - Securities class action litigation settlement						9	—
Adjusted Operating Income - Non-GAAP						$557	$403	38%
[1]Percentages are calculated on an individual basis.

The product category net sales commentary below reflects organic net sales, excluding the favorable impacts from foreign currency translation. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Skin Care
•Skin Care net sales were virtually flat, primarily driven by growth from La Mer and The Ordinary, partially offset by declines from Clinique and Origins
◦La Mer net sales increased high single digits, primarily due to hero products, such as The Treatment Lotion product franchise, as well as innovation, including The NEW Rejuvenating Night Eye Cream and The Broad Spectrum SPF 50 UV Protecting Fluid
◦Double-digit net sales growth from The Ordinary benefited from targeted expanded consumer reach and growth in existing distribution, including innovation such as Volufiline 92% + Pal-Isoleucine 1% Targeted Plumping Serum

◦Net sales from Clinique decreased high-single digits, primarily reflecting a decline in the serum subcategory, as the results in the prior-year period benefited from the launch of Moisture Surge Active Glow Serum
◦Origins net sales declined double digits, primarily due to softness in the moisturizer subcategory and from the Mega-Mushroom product franchise
•Skin Care operating income increased, primarily due to higher reported net sales, partially offset by the increase in consumer-facing investments to support key activations, new product launches and targeted expanded consumer reach
Makeup
•Makeup net sales were virtually flat, primarily driven by growth from Estée Lauder, partially offset by declines from Clinique and Too Faced
◦Net sales from Estée Lauder increased double digits, fueled by the February 2026 launch of its next-generation Double Wear Stay-in-Place Longwear Matte Foundation, supported by the global “Made for More” campaign
◦Net sales from Clinique decreased double digits, primarily due to the decline in the foundation subcategory, as the results in the prior-year period benefited from the launch of Even Better Clinical Vitamin Makeup
◦Too Faced net sales declined double digits, primarily reflecting continued retail softness for the brand and the impact of closures of certain specialty-multi retailer-operated shop-in-shop doors
•Makeup operating results declined to a loss from income in the prior-year period, including the unfavorable allocation of $35 million associated with a potential settlement of a securities class action recorded in the fiscal 2026 third quarter. Excluding this impact, operating income increased, primarily driven by the increase in reported net sales as well as net benefits from the PRGP—which helped to reduce cost of sales—partially offset by the increase in consumer-facing investments to support key activations and new product launches.
Fragrance
•Fragrance net sales increased 10%, driven by double-digit growth from the Company’s Luxury Brands—which grew across all geographic regions—led by Le Labo, KILIAN PARIS, BALMAIN Beauty and TOM FORD
◦Net sales growth from Le Labo was primarily driven by its Classic Collection, including innovation such as the fiscal 2026 launches of Violette 30 and perfuming hand creams, as well as targeted expanded consumer reach
◦KILIAN PARIS net sales increased, reflecting the success of existing products, such as the Angels’ Share and Love, don’t be shy product franchises, and benefiting from the launches of Angels’ Share on the Rocks and Her Majesty

◦The launch of BALMAIN Beauty’s prestige fragrance, Destin de Balmain Eau de Parfum, drove the brand’s net sales growth as well as The Americas’ overall double-digit growth in Fragrance
◦Net sales from TOM FORD increased, reflecting the continued success of the Private Blend and Signature product franchises, including Oud Wood and Ombré Leather, as well as targeted expanded consumer reach. Innovation, including the extension of Soleil Neige, Figue Érotique and the North America pre-launch of Taormina Orange, also contributed to growth and created a halo effect that benefited existing product sales
•Fragrance operating income declined, including the unfavorable allocation of $13 million associated with a potential settlement of a securities class action recorded in the fiscal 2026 third quarter. Excluding this impact, operating income increased modestly, primarily due to the increase in gross profit as a result of the increase in sales, partially offset by increased consumer-facing investments to support key activations, distribution expansion and new product launches.
Hair Care
•Hair Care net sales were flat, primarily due to growth from The Ordinary, reflecting the success of Multi-Peptide Serum for Hair Density and distribution expansion, offset by declines from Bumble and bumble and Le Labo
•Hair Care operating results improved but remained in a loss position, including the unfavorable allocation of $9 million associated with a potential settlement of a securities class action recorded in the fiscal 2026 third quarter. Excluding this impact, operating results improved to income, primarily reflecting net benefits from the PRGP—which helped to reduce non-consumer-facing expenses—as well as disciplined expense management.

Results by Geographic Region (Unaudited)

	Three Months Ended March 31
	Net Sales		Percentage Change[1]			Operating Income		Percentage Change
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2026	2025	Reported Basis
The Americas	$1,076	$1,063	1%	(1)%	—%	$21	$67	(69)%
EUKEM	859	785	9	(7)	3	32	28	14
Asia/Pacific	1,003	1,006	—	—	(1)	261	232	13
Mainland China	774	696	11	(5)	6	159	76	100+
Subtotal	$3,712	$3,550	5%	(3)%	2%	$473	$403	17%
Returns/charges associated with restructuring and other activities	—	—				(224)	(97)
Total	$3,712	$3,550	5%	(3)%	2%	$249	$306	(19)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities						224	97
The Americas - Securities class action litigation settlement						84	—
Adjusted Operating Income - Non-GAAP						$557	$403	38%
[1]Percentages are calculated on an individual basis.
The geographic region net sales commentary below reflects organic net sales, excluding the favorable impacts from foreign currency translation. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Organic Net Sales - increased 2%, led by:
•Mid-single-digit net sales growth in Mainland China, fueled by strong performance during key shopping moments, with increased consumer-facing investments supporting key activations and new product launches to drive sales growth
•Double-digit net sales growth across the Company’s Priority Emerging Markets in its EUKEM and The Americas geographic regions, collectively—with growth across all product categories—benefiting from targeted expanded consumer reach, successful activations and innovation

Operating Results - increased, due to:
•Mainland China - operating income increased, primarily driven by higher net sales and a favorable year-over-year impact associated with the timing of recognition of local government subsidies, partially offset by increased consumer-facing investments to support key activations, new product launches and targeted expanded consumer reach

•Asia/Pacific - operating income increased, primarily driven by higher gross profit and lower non-consumer-facing expenses. Gross profit increased due to lower cost of sales, reflecting net benefits from the PRGP and the change in mix of business. Non-consumer-facing expenses also decreased, including net benefits from the PRGP and despite a more normalized level of employee incentive costs. These favorable impacts were partially offset by higher consumer-facing investments to support key activations and new product launches.
•EUKEM - operating income increased, primarily due to higher gross profit driven by the increase in net sales, partially offset by (i) the increase in non-consumer-facing expenses, including a more normalized level of employee incentive costs and (ii) increased consumer-facing investments to drive sales growth as well as to support new product launches and targeted expanded consumer reach
•The Americas - operating income decreased, including the unfavorable impact of an $84 million loss contingency associated with a potential settlement of a securities class action recorded in the fiscal 2026 third quarter. Excluding this impact, operating income increased, reflecting net benefits from the PRGP—which helped to reduce non-consumer-facing expenses, despite a more normalized level of employee incentive costs—as well as higher reported net sales.

QUARTERLY DIVIDEND
Today, the Company announced a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on June 15, 2026 to stockholders of record at the close of business on May 29, 2026.

PROFIT RECOVERY AND GROWTH PLAN (“PRGP”)
Actions under the Company’s PRGP are still expected to be substantially completed in fiscal 2027, with a vast majority of the full run-rate benefits still expected to be realized during fiscal 2027. Approvals for specific initiatives under the restructuring program component of the PRGP, in total, are still expected to be completed by the end of fiscal 2026. The overall plan is designed to further transform the Company’s operating model to fund a return to sales growth in fiscal 2026 and restore a solid double-digit adjusted operating margin over the next few years as well as continue to mitigate impacts from external volatility.

Restructuring Program Component of the PRGP
Relating specifically to the restructuring program component of the PRGP, through March 31, 2026, the Company has recognized total cumulative charges under the restructuring component of the PRGP of $1.1 billion, consisting primarily of employee-related costs. For the three and nine months ended March 31, 2026, the Company recognized charges of $0.2 billion and $0.5 billion, respectively.

Reflecting the approved initiatives through April 29, 2026, and the identification of incremental opportunities, the Company has revised its expectations for restructuring and other charges, gross benefits and the net reduction in positions.

Once all initiatives are approved and fully implemented, the restructuring program component of the PRGP is now expected to result in restructuring and other charges totaling between $1.5 billion and $1.7 billion, before taxes, an increase from $1.2 billion and $1.6 billion. This consists of employee-related costs, asset-related costs, contract terminations and other costs associated with implementing these initiatives. The restructuring program is now expected to yield annual gross benefits of between $1.0 billion and $1.2 billion, before taxes— an increase from $0.8 billion and $1.0 billion—to help restore operating margin, offset inflation and fuel increased reinvestments in consumer-facing areas to drive sustainable sales growth.

The Company now estimates a final net reduction in positions of 9,000 to 10,000, an increase from 5,800 to 7,000. Over 70% of the increase is attributable to the reduction in point-of-sale demonstration roles at select unproductive doors in its department store and freestanding store channels, as the Company continues to evolve its focus towards high-growth channels. This net reduction takes into account the elimination of positions after retraining and redeployment of certain employees in select areas. Approvals for specific initiatives under this restructuring program, in total, are still expected to be completed by the end of fiscal 2026. The restructuring program’s focus includes the (i) reorganization and rightsizing of certain areas, (ii) simplification and acceleration of processes, (iii) outsourcing of select services and (iv) evolution of go-to-market footprint and selling models, all to help rebuild operating margin and also fuel reinvestment in consumer-facing areas to drive sustainable sales growth.

OUTLOOK FOR FISCAL 2026 FULL YEAR
The Company is raising its fiscal 2026 full-year outlook while remaining cautious amid ongoing geopolitical and macroeconomic uncertainty, including business disruptions in the Middle East and continued headwinds in key markets, particularly in the West.

Reflecting the Company’s strong performance through the nine-months-ended March 31, 2026, its fiscal 2026 full-year outlook now assumes:
•Organic net sales growth of approximately 3%, at the high-end of its prior range
•Adjusted operating margin to range between 10.7% to 11.0%
•Adjusted diluted net earnings per common share to range between $2.35 and $2.45

The Company continues to closely monitor evolving trade policies and enacted tariffs, actively evaluating developments and mitigation strategies to reduce the potential impacts of tariffs. The Company has implemented a range of actions, including leveraging available trade programs and further optimizing its regional manufacturing footprint to bring production closer to the consumer—including through its facility in Japan. These efforts, combined with increased supply chain agility, are helping to offset more than half of the expected impacts and better position the Company to adapt quickly as trade policies continue to evolve.

Based on information available and net of planned mitigation actions through April 24, 2026, the Company continues to expect tariff-related headwinds to impact fiscal 2026 profitability by approximately $100 million. The Company capitalizes product costs, including tariffs, in inventory and defers their recognition in cost of sales until the related inventory is sold—currently a deferral period of approximately six months. Accordingly, tariff rate reductions in the second half of fiscal 2026 are not expected to benefit fiscal 2026. This assumption does not reflect any subsequent or future changes, including potential refunds. The Company continues to evaluate additional strategies, including further PRGP initiatives.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Current - May 1, 2026	Prior - February 5, 2026
	Twelve Months Ending	Twelve Months Ending
	June 30, 2026(1)	June 30, 2026(2)
As Reported - GAAP	4%	3% - 5%
Impact of foreign currency translation	1	2
Returns associated with restructuring and other activities(3)	—	—
Organic, Non-GAAP	3%	1% - 3%
(1)Represents forecast, using spot rates as of March 31, 2026.
(2)Represents forecast, using spot rates as of December 31, 2025.
(3)The net sales growth impact of returns associated with restructuring and other activities includes approvals to date (as of each forecast date). Additional returns associated with restructuring and other activities are anticipated as initiatives are approved in fiscal 2026.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings (Loss) Per Common Share (“EPS”) (Unaudited)

	Current - May 1, 2026			Prior - February 5, 2026
	Twelve Months Ending			Twelve Months Ending
	June 30			June 30
	2026(1)	2025	Growth	2026(2)	2025	Growth
Forecasted/As Reported EPS - GAAP	$.69 - $.83	$(3.15)	100+%	$.98 - $1.22	$(3.15)	100+%

Non-GAAP
Restructuring and other charges(3)	1.44 - 1.48	1.06		1.03 - 1.07	1.06
Securities class action litigation settlement	.18	—		—	—
Goodwill and other intangible asset impairments	—	2.78		—	2.78
U.S. deferred tax asset valuation allowance adjustment	—	.48		—	.48
Talcum litigation settlement agreements(4)	—	.34		—	.34
Forecasted/Adjusted EPS - Non-GAAP	$2.35 - $2.45	$1.51	56% - 62%	$2.05 - $2.25	$1.51	36% - 49%
Impact of foreign currency translation	(.02)			(.02)
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$2.33 - $2.43	$1.51	54% - 61%	$2.03 - $2.23	$1.51	35% - 48%
(1)Represents forecast, using spot rates as of March 31, 2026.
(2)Represents forecast, using spot rates as of December 31, 2025.
(3)The diluted net earnings per common share impact of restructuring and other charges includes approvals to date (as of each forecast date). Additional restructuring and other charges are anticipated as initiatives are approved in fiscal 2026.

(4)No assumptions included in the fiscal 2026 forecast.

Business disruptions in the Middle East, including domestic markets and travel retail locations in the region, are assumed to have a greater impact on the Company’s fiscal 2026 fourth quarter results relative to the third quarter, which benefited from shipments for key shopping moments made prior to the onset of the conflict. For the fiscal 2026 fourth quarter the Company expects an unfavorable impact of approximately 2% to its sales growth and a dilutive impact to diluted net earnings per common share of $.06.

The Company’s fiscal 2026 full-year outlook assumes the following:
•Organic net sales growth at the high-end of the previously communicated range of 1% to 3%
•Adjusted gross margin of approximately 75.0%
•Adjusted operating margin of 10.7% to 11.0%
•An adjusted effective tax rate of approximately 36% for the full year, reflecting the Company’s estimated geographical mix of earnings
•A dilutive impact of $.07 to fiscal 2026 full-year diluted net earnings per common share related to potential business disruptions in the Middle East
•Diluted weighted-average shares outstanding of approximately 365 million shares
•Net cash flows provided by operating activities to range between $1.4 billion and $1.5 billion, an increase from fiscal 2025, primarily reflecting higher earnings, excluding non-cash items, and the Company’s continued focus on managing working capital, partially offset by higher restructuring payments that are expected to peak in fiscal 2026
•Capital expenditures to be approximately 4% of projected sales, reflecting a more efficient and normalized level of expenditures, along with the Company’s focus on optimizing its investments overall as it prioritizes consumer-facing investments to fuel growth
•No deterioration in the geopolitical landscape or related impacts, including tariffs and consumer sentiment as well as business disruptions in the Middle East beyond May 2026

PRELIMINARY VIEW FOR FISCAL 2027 FULL YEAR
The Company is encouraged by strong progress across Beauty Reimagined and its PRGP, as its execution continues to transform its operating model, enabling better cost leverage and driving efficiencies across the organization. Together with the revised expectations for fiscal 2026, this progress is reflected in the Company’s preliminary view on full-year fiscal 2027. While the Company is currently in the process of finalizing its plan, its preliminary view on fiscal 2027 assumes the following:
•Global prestige beauty growth to accelerate
•As Reported and Organic net sales growth to range between 3% to 5%, with share gains for the Company at the mid- to high-end; no impact from foreign currency translation8
•Adjusted operating margin of 12.5% to 13.0%, excluding potential tariff refunds
•No business disruptions from the conflict in the Middle East
•No deterioration in the geopolitical landscape or related impacts, including tariffs and consumer sentiment

The Company plans to provide additional details on its full-year fiscal 2027 view in August 2026, when it reports its fiscal 2026 results, including any revisions to the above-noted assumptions based on changes in the geopolitical and macroeconomic environment, as well as movements in foreign currency exchange rates.

8Using spot rates of: 1.171 for the EUR, 1.351 for the GBP, 6.828 for the CNY and 1,479 for the KRW

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; competitive pressures; legal and regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures (including those caused by tariffs) on its cost base and is monitoring the impact on consumer preferences, the impact of changes being made in the organization, including those related to Beauty Reimagined and the PRGP—as well as the transition to the Company’s One ELC operating model—along with the potential impact of changes expected to be made as part of the PRGP on suppliers, retailers and others, and challenges relating to successfully outsourcing select services.

CONFERENCE CALL AND WEBCAST DETAILS
The Estée Lauder Companies will host a conference call at 8:30 a.m. (ET) today, May 1, 2026 to discuss its results for the fiscal 2026 third quarter. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 2037646).

The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, in particular those in “Outlook” and “Preliminary View,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations. Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to how they perceive value and where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;

(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, the DECIEM family of brands, including The Ordinary and NIOD, and BALMAIN Beauty.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended March 31		Percentage Change	Nine Months Ended March 31		Percentage Change
($ in millions, except per share data)	2026	2025		2026	2025
Net sales(A)	$3,712	$3,550	5%	$11,422	$10,915	5%
Cost of sales(A)	876	889	(1)	2,797	2,774	1
Gross profit	2,836	2,661	7	8,625	8,141	6
Gross margin	76.4%	75.0%		75.5%	74.6%

Operating expenses
Selling, general and administrative	2,279	2,258	1	7,202	7,141	1
Restructuring and other charges(A)	224	97	100+	520	375	39
Securities class action litigation settlement(B)	84	—	100	84	—	100
Impairment of goodwill and other intangible assets(C)	—	—	—	—	861	(100)
Talcum litigation settlement agreements(D)	—	—	—	—	159	(100)
Total operating expenses	2,587	2,355	10	7,806	8,536	(9)
Operating expense margin	69.7%	66.3%		68.3%	78.2%

Operating income (loss)	249	306	(19)	819	(395)	100+
Operating income (loss) margin	6.7%	8.6%		7.2%	(3.6)%

Interest expense	82	87	(6)	253	269	(6)
Interest income and investment income, net	15	27	(44)	66	85	(22)
Other components of net periodic benefit cost	3	5	(40)	11	10	10
Earnings (loss) before income taxes	179	241	(26)	621	(589)	100+
Provision (benefit) for income taxes	90	82	10	323	(2)	100+
Net earnings (loss)	$89	$159	(44)%	$298	$(587)	100+%

Net earnings (loss) per common share
Basic	$.25	$.44	(44)%	$.82	$(1.63)	100+%
Diluted	$.24	$.44	(45)%	$.82	$(1.63)	100+%

Weighted-average common shares outstanding
Basic	362.7	360.3		362.0	359.9
Diluted	365.4	361.4		364.5	359.9

(A) Included in net sales, cost of sales and restructuring and other charges are the impacts of returns and charges associated with the restructuring program component of the PRGP and the Post-COVID Business Acceleration Program (the “PCBA Program”). Additional information about the restructuring program component of the PRGP and the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

(B) On December 7, 2023 and January 22, 2024, purported securities class action complaints were filed in the United States District Court for the Southern District of New York against the Company and its then Chief Executive Officer and Chief Financial Officer. The actions were consolidated on February 20, 2024. On March 22, 2024, plaintiffs filed a consolidated amended complaint alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 based on alleged materially false and misleading statements between February 3, 2022 and October 31, 2023. On March 31, 2025, the Court denied defendants’ motion to dismiss. On April 2, 2026, the parties reached an agreement in principle to settle the securities class action litigation. In light of these discussions, the Company recorded a loss contingency of $84 million, net of the estimated probable insurance recoveries, in the consolidated statements of earnings (loss) relating to a potential settlement of the securities class action.

(C) During the fiscal 2025 second quarter, the TOM FORD brand experienced lower-than-expected growth within key geographic regions and channels, including in mainland China, Asia travel retail and Hong Kong SAR. Also during the fiscal 2025 second quarter, the Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels. As a result, the Company made revisions to the internal forecasts relating to its TOM FORD brand and Too Faced reporting unit. Additionally, there were increases in the weighted average cost of capital for the TOM FORD brand and Too Faced reporting unit as compared to the prior-year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024. The Company concluded that the changes in circumstances in the TOM FORD brand and Too Faced reporting unit, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of the TOM FORD trademark and the Too Faced trademark and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Too Faced’s long-lived assets, including customer lists, may not be recoverable. After performing the relevant impairment assessments, the Company recorded $773 million and $75 million of trademark intangible asset impairment charges for TOM FORD and Too Faced, respectively, as well as a $13 million goodwill impairment charge related to Too Faced.

For the nine months ended March 31, 2025, charges related to goodwill and other intangible asset impairments were $861 million ($674 million, net of tax), with an impact of $1.87 per common share.

(D) From the end of August 2024 through October 2024, the Company entered into agreements with certain plaintiff law firms to resolve over 200 pending cosmetic talcum powder matters and establish a framework for resolving potential future claims from January 1, 2025 through December 31, 2029, subject to annual caps (the “talcum litigation settlement agreements”). In connection with these agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter, representing its best estimate of probable losses for current and potential future claims.

Results by Product Category (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2026	2025	Reported Basis
Skin Care	$5,485	$5,257	4%	(2)%	3%	$1,085	$784	38%
Makeup	3,266	3,223	1	(2)	(1)	—	(382)	100
Fragrance	2,161	1,931	12	(2)	10	212	(354)	100+
Hair Care	425	424	—	(1)	—	1	(34)	100+
Other	84	80	5	—	5	38	(25)	100+
Subtotal	$11,421	$10,915	5%	(2)%	3%	$1,336	$(11)	100+%
Returns/charges associated with restructuring and other activities	1	—				(517)	(384)
Total	$11,422	$10,915	5%	(2)%	3%	$819	$(395)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						517	384
Skin Care - Securities class action litigation settlement						27	—
Makeup - Securities class action litigation settlement						35	—
Fragrance - Securities class action litigation settlement						13	—
Hair Care - Securities class action litigation settlement						9	—
Makeup - Goodwill and other intangible asset impairments						—	258
Fragrance - Other intangible asset impairments						—	549
Other - Other intangible asset impairments						—	54
Makeup - Talcum litigation settlement agreements						—	159
Adjusted Operating Income - Non-GAAP						$1,420	$1,009	41%
[1]Percentages are calculated on an individual basis.

Results by Geographic Region (Unaudited)

	Nine Months Ended March 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2026	2025	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2026	2025	Reported Basis
The Americas	$3,468	$3,469	—%	—%	—%	$212	$(789)	100+%
EUKEM	2,943	2,738	7	(6)	2	194	183	6
Asia/Pacific	2,776	2,700	3	—	3	611	460	33
Mainland China	2,234	2,008	11	(2)	9	319	135	100+
Subtotal	$11,421	$10,915	5%	(2)%	3%	$1,336	$(11)	100+%
Returns/charges associated with restructuring and other activities	1	—				(517)	(384)
Total	$11,422	$10,915	5%	(2)%	3%	$819	$(395)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						517	384
The Americas - Securities class action litigation settlement						84	—
The Americas - Goodwill and other intangible asset impairments						—	861
The Americas - Talcum litigation settlement agreements						—	159
Adjusted Operating Income - Non-GAAP						$1,420	$1,009	41%
[1]Percentages are calculated on an individual basis.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings (loss) accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation between GAAP and Non-GAAP Net Sales (Unaudited)
	Three Months Ended March 31		Percentage Change	Nine Months Ended March 31		Percentage Change
($ in millions)	2026	2025		2026	2025
Net Sales	$3,712	$3,550	5%	$11,422	$10,915	5%
Non-GAAP Adjustments
Returns associated with restructuring and other activities	—	—		(1)	—
Adjusted Net Sales, Non-GAAP	3,712	3,550		11,421	10,915
Impact of foreign currency translation	(101)	—		(200)	—
Organic Net Sales, Non-GAAP	$3,611	$3,550	2%	$11,221	$10,915	3%

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)[1]
	Three Months Ended March 31		Percentage Change	Nine Months Ended March 31		Percentage Change
($ in millions, except per share data)	2026	2025		2026	2025
Gross Profit	$2,836	$2,661	7%	$8,625	$8,141	6%
Non-GAAP Adjustments
Restructuring and other activities	—	—		(3)	9
Adjusted Gross Profit, Non-GAAP	2,836	2,661	7%	8,622	8,150	6%
Impact of foreign currency translation	(75)	—		(144)	—
Adjusted Gross Profit, Non-GAAP constant currency	$2,761	$2,661	4%	$8,478	$8,150	4%

Gross Margin	76.4%	75.0%		75.5%	74.6%
Non-GAAP Adjustments
Restructuring and other activities	—	—		—	0.1
Adjusted Gross Margin, Non-GAAP	76.4%	75.0%		75.5%	74.7%

Operating Income (Loss)	$249	$306	(19)%	$819	$(395)	100+%
Non-GAAP Adjustments
Restructuring and other charges	224	97		517	384
Securities class action litigation settlement	84	—		84	—
Goodwill and other intangible asset impairments	—	—		—	861
Talcum litigation settlement agreements	—	—		—	159
Adjusted Operating Income, Non-GAAP	557	403	38%	1,420	1,009	41%
Impact of foreign currency translation	(14)	—		(22)	—
Adjusted Operating Income, Non-GAAP constant currency	$543	$403	35%	$1,398	$1,009	39%

Operating Margin	6.7%	8.6%		7.2%	(3.6)%
Non-GAAP Adjustments
Restructuring and other charges	6.0	2.8		4.4	3.4
Securities class action litigation settlement	2.3	—		0.7	—
Goodwill and other intangible asset impairments	—	—		—	7.9
Talcum litigation settlement agreements	—	—		—	1.5
Adjusted Operating Margin, Non-GAAP	15.0%	11.4%		12.4%	9.2%

Provision (benefit) for Income Taxes	$90	$82	10%	$323	$(2)	100+%
Effective Tax Rate ("ETR")	50.3%	34.0%		52.0%	0.3%
Tax Impact on Non-GAAP adjustments
Restructuring and other charges	47	22		108	84
Securities class action litigation settlement	18	—		18	—
Goodwill and other intangible asset impairments	—	—		—	187
Talcum litigation settlement agreements	—	—		—	35
Adjusted Provision for Income Taxes, Non-GAAP	$155	$104		$449	$304
Adjusted ETR, Non-GAAP	31.8%	30.8%		36.7%	37.3%

Diluted Net Earnings (Loss) Per Common Share	$.24	$.44	(45)%	$.82	$(1.63)	100+%
Non-GAAP Adjustments
Restructuring and other charges	.49	.21		1.12	.83
Securities class action litigation settlement	.18	—		.18	—
Goodwill and other intangible asset impairments	—	—		—	1.88
Talcum litigation settlement agreements	—	—		—	.34
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[2]	$.91	$.65	40%	$2.12	$1.42	50%
Impact of foreign currency translation	(.03)	—		(.04)	—
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP constant currency[2]	$.88	$.65	37%	$2.08	$1.42	47%
[1]Percentages are calculated on an individual basis.
[2]For the nine months ended March 31, 2025 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 1.2 million shares were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the period. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	March 31, 2026	June 30, 2025	March 31, 2025
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,126	$2,921	$2,631
Accounts receivable, net	1,746	1,530	1,792
Inventory and promotional merchandise	1,917	2,074	1,959
Prepaid expenses and other current assets	707	544	635
Total current assets	7,496	7,069	7,017
Property, plant and equipment, net	2,845	3,172	3,059
Operating lease right-of-use assets	1,786	1,952	1,875
Other assets	7,537	7,699	7,935
Total assets	$19,664	$19,892	$19,886

LIABILITIES AND EQUITY

Current debt	$502	$3	$3
Accounts payable	1,324	1,497	1,214
Operating lease liabilities	401	406	399
Other accrued liabilities	3,684	3,529	3,348
Total current liabilities	5,911	5,435	4,964
Long-term debt	6,810	7,314	7,298
Long-term operating lease liabilities	1,587	1,744	1,682
Other noncurrent liabilities	1,363	1,534	1,597
Total noncurrent liabilities	9,760	10,592	10,577
Total equity	3,993	3,865	4,345
Total liabilities and equity	$19,664	$19,892	$19,886

SELECT CASH FLOW DATA (Unaudited)

	Nine Months Ended March 31
($ in millions)	2026	2025
Net earnings (loss)	$298	$(587)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	598	619
Deferred income taxes	(22)	(334)
Impairment of goodwill and other intangible assets	—	861
Other items	313	277
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(228)	(77)
Decrease in inventory and promotional merchandise	135	215
Increase in other assets, net	(104)	(33)
Increase (decrease) in accounts payable and other liabilities, net	207	(270)
Net cash flows provided by operating activities	$1,197	$671

Other Investing and Financing Uses:
Capital expenditures	$(306)	$(395)
Repayments of long-term debt, net	(3)	(503)
Dividends paid to stockholders	(381)	(492)
Payment of deferred consideration	(300)	—

Supplemental cash flow information:
Cash paid for interest	$229	$243
Cash paid for income taxes	431	468

Reconciliation of Certain Consolidated Statements of Cash Flows Accounts Cash Flows from Operating Activities to Free Cash Flow (Unaudited)

	Nine Months Ended March 31
($ in millions)	2026	2025
Net cash flows provided by operating activities	$1,197	$671
Less: capital expenditures	(306)	(395)
Free cash flow	$891	$276

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